Investment Advisory Agreement
     AGREEMENT made this 16th day of December, 1997 by and between Spirit of America Investment Fund, Inc. (the "Fund"), a Maryland corporation and Spirit of America Management Corp. (the "Adviser"), a corporation operating as a registered investment adviser and duly organized and existing under the laws of the State of New York.
     1.   Duties of Adviser.  The Fund hereby appoints the Adviser
to act as investment adviser to the Fund for the period and on such terms set forth in this Agreement. The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Fund, to determine in its discretion the assets to be held uninvested, to provide the Fund with records concerning the Adviser's activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Directors of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's Prospectus and Statement of Additional Information. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings, equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.
     The Adviser may employ or contract with other persons to assist it in the performance of this Agreement (herein, a "Sub-Adviser"); provided that the retention of any Sub-Adviser shall be approved as may be required by the 1940 Act. A Sub-Adviser may perform under the supervision of the Adviser any or all services described herein. Sub-Advisers may include other investment advisory or management firms and officers or employees who are employed by the Adviser and the Fund. The fees or other compensation of any Sub-Adviser shall be paid by the Adviser and no obligation may be incurred on the Fund's behalf to any such person.
     2.   Portfolio Transactions.  The Adviser shall provide the
Fund with a trading department. The Adviser shall select the brokers or dealers that will execute the purchases and sales of securities for the Fund, and is directed to use its best efforts to ensure that the best available price and most favorable execution of securities transactions for the Fund are obtained. The Fund will bear all expenses, not specifically assumed by the Adviser, incurred in its operations and offering of its shares, including, without limitation, brokerage commissions and custody expenses. Subject to policies established by the Board of Directors of the Fund and communicated to the Adviser, it is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of the Fund, or be in breach of any obligation owing to the Fund or in respect of the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission that another member of an exchange, broker or dealer would have charged, if the Adviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser's overall responsibilities with respect to the accounts, including the Fund, as to which it exercises investment discretion. The Adviser will promptly communicate to the officers and Directors of the Fund such information relating to Fund transactions as they may reasonably request.
     3. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Section 1 and 2 of this Agreement, the Fund shall pay to the Adviser within five business days after the end of each calendar month, a monthly fee of one twelfth of 0.97% of the average daily net assets of the Fund. The net asset value shall be calculated in the manner provided in the Fund's Prospectus and Statement of Additional Information then in effect.
     In the event of termination of this Agreement, the fee provided in this Section 3 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.
     Any amounts waived or reimbursed by the Adviser are subject to reimbursement by the Fund within the following three years, provided the Fund is able to effect such reimbursement and remain in compliance with the expense limitations stated in the Prospectus.
     4.   Reports.  The Fund and the Adviser agree to furnish to
each other such information regarding their operations with regard to their affairs as each may reasonably request.
     5.   Status of Adviser.  The services of the Adviser to the
Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby.
     6. Liability of Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error of judgement, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.
     7. Duration and Termination. This Agreement shall become effective on the date that the Fund's registration statement is declared effective by the U.S. Securities and Exchange Commission, provided that first it is approved by the Board of Directors of the Fund, including a majority of those Directors who are not parties to this Agreement or interested persons of any party hereto, in the manner provided in Section 15(c) of the 1940 Act, and by the holders of a majority of the outstanding voting securities of the Fund; and
shall continue in effect for two years.   Thereafter, this Agreement
may continue in effect only if such continuance is approved at least annually by: (i) the Fund's Board of Directors or, (ii) by the vote of a majority of the outstanding voting securities of the Fund; and in either event by a vote of a majority of those Directors of the Fund who are not parties to this Agreement or interested persons of any such party in the manner provided in Section 15(c) of the 1940 Act. This Agreement may be terminated by the Fund, at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon not more than 60 days' written notice to the Fund. This Agreement will automatically terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postage prepaid, to the other party at the principal office of such party.
     As used in this Section 7, the terms "assignment", "interested person", and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act and Rule 18f-2 thereunder.
     8. Name of Fund. The parties agree that the Adviser has a proprietary interest in the name "Spirit of America Investment Fund, Inc." and the Fund agrees to promptly take such action as may be necessary to delete from its name and/or the name of the Fund any reference to such name promptly after receipt from the Adviser of a written request therefore.
     9.   Severability.  If any provisions of this Agreement shall
be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     10. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.
     11. Records. All records held by the Adviser which are required to be maintained and preserved by the Fund in order to comply with Rules 31 a-1 and 31 a-2 of the 1940 Act remain the property of the Fund and will be surrendered promptly by the Adviser upon the request of the Fund.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 16th day of December, 1997.

Spirit of america investment fund, inc. Spirit of America Management Corp.
/s/ David Lerner                        /s/ David Lerner
David Lerner, President                 David Lerner, President